HOTCHKIS AND WILEY FUNDS
AMENDMENT TO THE
AMENDED AND RESTATED FUND ACCOUNTING SERVICING AGREEMENT

THIS AMENDMENT dated as of the 17th day of November, 2010, to the Amended and Restated Fund Accounting Servicing Agreement, dated as of October 26, 2005, as amended January 1, 2008, February 5, 2009 and May 12, 2010 (the "Fund Accounting Agreement"), is entered into by and between HOTCHKIS AND WILEY FUNDS, a Delaware statutory trust (the "Trust") and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Fund Accounting Agreement; and

WHEREAS, the parties desire to amend the Funds and the fees of the Fund Accounting Agreement; and

WHEREAS, Section 15 of the Fund Accounting Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree that Exhibit A and Exhibit B of the Fund Accounting Agreement are superseded and replaced with Amended Exhibit A and Amended Exhibit B attached hereto.

Except to the extent amended hereby, the Fund Accounting Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

HOTCHKIS AND WILEY FUNDS	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Anna Marie Lopez	By: /s/ Michael R. McVoy

Printed Name: Anna Marie Lopez	Printed Name: Michael R. McVoy

Title: President	Title: Executive Vice President

Amended Exhibit A to the
Fund Accounting Servicing Agreement

Fund Names

Separate Series of Hotchkis and Wiley Funds

Name of Series	Date Added
Hotchkis and Wiley Value Opportunities Fund1	12-31-2002
Hotchkis and Wiley Diversified Value Fund2	08-24-2004
Hotchkis and Wiley Large Cap Value Fund	10-19-2001
Hotchkis and Wiley Mid-Cap Value Fund	10-19-2001
Hotchkis and Wiley Small Cap Value Fund	10-19-2001
Hotchkis and Wiley High Yield Fund	03-31-2009
Hotchkis and Wiley Capital Income Fund	on or after 12-31-2010

1 Formerly Hotchkis and Wiley All Cap Value Fund

2 Formerly Hotchkis and Wiley Core Value Fund

Amended Exhibit B to the Fund Accounting Servicing Agreement
Hotchkis and Wiley Funds

ANNUAL FEE SCHEDULE Effective January 1, 2011 (except Hotchkis and Wiley Capital Income Fund)

Annual fee based upon assets in the Fund Complex*:

[  ]  basis points on the first $[  ] billion
[  ]  basis points on the next $[  ]  billion
[  ]  basis points on the balance > $[  ]  billion

*Minimum annual fee for 6 funds (19 cusips): $[  ].  Subject to change with changes in the total number of funds and/or classes, as mutually agreed upon in writing by the Trust and USBFS.

Fills are billed monthly (in arrears)

Extraordinary services - quoted separately

Conversion Estimate – one month’s fee (if necessary)

NOTE- All schedules subject to change depending upon the use of derivatives – options, futures, short sales, etc.

All fees are billed monthly plus out-of-pocket expenses, including pricing, corporate action, and factor services:

• $[  ]  Domestic and Canadian Equities
• $[  ]   Options
• $[  ]   Corp/Gov/Agency Bonds
• $[  ]   CMOs
• $[  ]   International Equities and Bonds
• $[  ]  Municipal Bonds
• $[  ]   Money Market Instruments
• $[  ]  /fund/month - Mutual Fund Pricing
• $[  ]  Per Corporate Action

Factor Services (BondBuyer)
Per CMO - $[  ]  per month
Per Mortgage Backed - $[  ] /month
Minimum - $[  ] /month

The fees schedules for Fund Accounting/Fund Administration & Compliance Services for the Capital Income Fund are combined under Exhibit B to the Fund Administration Servicing Agreement between the Trust and USBFS.